Exhibit 23.3

Arrowhead Underground LLC.
3485 Drayer LN,
Fernley, NV 89408

Consent of Arrowhead Underground LLC.

In connection with the Paramount Gold Nevada Corp. Annual Report on Form 10-K the undersigned consents to:

i.
the incorporation by reference of the TRS in the annual report on Form 10-K for Paramount Gold Nevada Corp. for the fiscal year ended June 30, 2023 (the “Form 10-K”), and in the Registration Statements on Form S-3 (333-238803) and Form S-8 (No. 333-205024 and No. 333-262857) (the “Registration Statements”);
ii.
the use of and references to our name in connection with the TRS, Form 10-K and the Registration Statements; and
iii.
the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in Form 10-K and the Registration Statements.

Arrowhead Underground LLC. is responsible for authoring, and this consent pertains to, the following Sections of the TRS: 1.1, 1.13, 1.14, 1.15.1, 1.15.3, 1.15.4, 1.23.1.2, 1.23.2.1, 1.24.2, 2.3, 2.4, 9.3, 12, 13.1, 13.7, 13.8, 13.9, 13.10, 13.11.1, 13.11.2, 13.11.3, 13.11.4, 13.11.5, 13.11.7, 13.11.8, 13.11.9, 13.11.10, 13.12, 13.13, 13.14, 18.1.9, 18.1.9.1, 18.1.9.2, 18.1.9.3, 18.2.2, 18.2.2.1, 18.2.2.2, 18.2.2.3, 22.7, 22.8.1, 22.16.1.2, 22.16.2.1, 23.2, 25, 25.2, 25.3, 25.4, and 25.5.

Dated September 25, 2023

/s/ Arrowhead Underground LLC

_______________________
Arrowhead Underground LLC.

DOCPROPERTY "DocID" \* MERGEFORMAT DM3\9059805.1